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        Pricing Supplement dated September 24, 1998             Rule 424(b)(3)
        (To Prospectus dated September 3, 1998 and          File No. 333-60913
        Prospectus Supplement dated September 3, 1998)

                                 TOYOTA MOTOR CREDIT CORPORATION

                                      Medium-Term Note - Floating Rate
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Principal Amount:  $40,000,000           Trade Date: September 24, 1998
Issue Price:  100%                       Original Issue Date: September 29, 1998
Initial Interest Rate: See "Additional   Net Proceeds to Issuer: $40,000,000
                 Terms of the Notes"     Principal's Discount
Interest Payment Period:  Quarterly         or Commission: 0.0%
Stated Maturity Date: September 29, 1999

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Calculation Agent: Goldman, Sachs & Co.
Interest Calculation:
  [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
         (Fixed Interest Rate):                   Date):
  [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
          (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
        [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
        [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                 If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                              [x]  Telerate Page: 3750

  Initial Interest Reset Date: December 29, 1998    Spread (+/-): -.03%
  Interest Rate Reset Period: Quarterly             Spread Multiplier:  N/A
  Interest Reset Dates:      December 29,           Maximum Interest Rate: N/A
        March 29, June 29 and September 29
  Interest Payment Dates: December 29,              Minimum Interest Rate:  N/A
    March 29, June 29 and September 29, commencing  Index Maturity: 3 month
    December 29, 1998                               Index Currency: U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from                     to
  [X]  Actual/360 for the period from September 29, 1998 to September 29, 1999
  [ ]  Other (see attached)

Redemption:
  [X]The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]The Notes may be redeemed prior to Stated Maturity Date.
     Initial Redemption Date: N/A
     Initial Redemption Percentage: N/A
     Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
     Optional Repayment Date(s):
     Repayment Price:     %
Currency:
  Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
  Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
                            ___________________________
                                Goldman, Sachs & Co.
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Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to LIBOR determined on September 25, 1998 minus 0.03%.


Plan of Distribution

          Under the terms of and subject to the conditions of a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (the "Agreement"), Goldman, Sachs & Co., acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. Goldman, Sachs & Co. may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Goldman, Sachs & Co.

          Under the terms and conditions of the Agreement, Goldman, Sachs & Co. is committed to take and pay for all of the Notes offered hereby if any are taken.